Exhibit 99.1

XL House
8 St. Stephen’s Green
Dublin 2, Ireland

Phone +353 (0)1 400 5500
Fax +353 (0)1 405 2033
Press Release	www.xlcatlin.com

Contact:     David Radulski                    Carol Parker Trott
Investor Relations                Media Relations
(203) 964-3470                    (441) 294-7290

XL Group plc announces the appointment of Claus-Michael Dill to its Board of Directors

Dublin, Ireland - August 6, 2015 - XL Group plc (“XL” or the “Company”) (NYSE: XL) today announced that Claus-Michael “Michael” Dill has joined the Company’s Board of Directors.

Mr. Dill, a former board member of Catlin Group Limited, has close to three decades of experience in the insurance industry, including holding senior positions at (re)insurance companies in Germany and Switzerland. Among his past roles are Chief Financial Officer of Vereinte Insurance AG in Munich, Chief Executive Officer of Switzerland General Insurance AG - both part of the Swiss Re Group, and Chief Executive Officer of AXA Konzern AG in Cologne and Executive Committee Member of AXA Group, Paris.

Commenting on the appointment, XL Catlin’s Chairman, Eugene McQuade, said: “We welcome Michael to the Board. As we move forward in this new phase of the Company’s strategic advancement, having access to Michael’s wealth of industry experience and knowledge will be extremely valuable. Also, as we continue with the integration of Catlin, both Michael and Stephen Catlin, who together have 70 years of global insurance experience, will be able to provide useful perspectives as industry veterans and former Catlin board members. We look forward to tapping into their insights and to having them fully complement the contributions of other board members.”

Mr. Dill currently serves on the board of several (re)insurance, financial planning and asset management companies, including as the Vice Chairman of the board of Huk Coburg AG, a German auto, life and health mutual insurance company, and as a supervisory board member of MLP AG, a German personal financial planning and wealth management public company. He has a PhD in Economics from the University of Munich, Germany.

About XL Group plc

XL Group plc (NYSE:XL), through its subsidiaries and under the XL Catlin brand, is a global insurance and reinsurance company providing property, casualty and specialty products to industrial, commercial and professional firms, insurance companies and other enterprises throughout the world.   Clients look to XL Catlin for answers to their most complex risks and to help move their world forward. To learn more, visit www.xlcatlin.com.

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